Exhibit 10.3

NIC INC. 2014 AMENDED AND RESTATED
STOCK COMPENSATION PLAN

[Year] Amended and Restated Performance-Based Restricted Stock Agreement

NIC Inc., a Delaware corporation (the "Company"), seeks to provide a means by which the Company, through the grant of the Shares (as defined below) to [executive name] ("Grantee"), may retain Grantee's services and motivate Grantee to exert his or her best efforts on behalf of the Company and any Affiliate;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Grant of Performance-Based Restricted Stock.  The Company hereby promises to grant to Grantee, as of [date] (the "Grant Date") [number] shares of the Company's $0.0001 par value Common Stock (the "Shares"), subject to the restrictions, terms, conditions and other provisions of this Performance-Based Restricted Stock Agreement (the "Agreement") and of the NIC Inc. 2014 Amended and Restated Stock Compensation Plan (the "Plan"), which restrictions, terms, conditions and other provisions are incorporated herein by this reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

The actual number of Shares, if any, (subject to any adjustment to the number of Shares as provided in Section 3 hereof, and as will be reflected by delivery of Share certificates or registered as book entry shares with the Company's transfer agent) that will be delivered pursuant to this Agreement is dependent upon the level of achievement of the performance goals set forth in Exhibit A (the "Performance Goals") during the period from January 1, [year] through December 31, [year] (the "Performance Period") and the compliance with all terms and conditions set forth in this Agreement and the Plan.

2. Restrictions and Forfeiture

If Grantee's Continuous Status as an Employee, Director or Consultant terminates for any reason other than death or disability (as disability is defined in Internal Revenue Code Section 22(e)(3)) or following a Control Change as provided for in Section 4(b), Grantee shall forfeit all rights to receive any undelivered Shares under this Agreement.  Grantee's right to receive any undelivered Shares will also be forfeited if the Committee determines that Grantee engaged in misconduct in connection with his or her employment with the Company.

From the date of this Agreement and until a Share is delivered to Grantee, Grantee shall have no rights to sell, assign, exchange, transfer, pledge, hypothecate or otherwise encumber any right he or she may have to receive such Share under this Agreement.

3. Acceleration of Payment of Shares on Death or Disability.

If Grantee's Continuous Status as an Employee, Director or Consultant terminates due to his or her death or disability, Grantee shall receive a pro rata portion of the Shares eligible to be received under this Agreement.  The pro rata portion will be determined by calculating the product of (a) the total number of Shares Grantee would have received if his or her employment had not terminated and based on the ultimate level of achievement toward the Performance Goals at the end of the Performance Period multiplied by (b) a fraction, the numerator of which is the number of full and partial months of employment Grantee completed after the Grant Date and the denominator is [thirty-six (36)].  For the avoidance of doubt, unless otherwise determined by the Committee in its sole discretion, in no event will any Shares be paid on account of Grantee's death or disability if the Performance Goals are achieved at a level less than Threshold.

             4. Terms and Conditions.

(a) Adjustments in Event of Change in Common Stock.  If any change is made in the Shares, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the number of Shares eligible to be paid pursuant to the terms and conditions of this Agreement (including any Dividend Shares credited to Grantee's account in accordance with Section 4(c)) will be appropriately adjusted in the class(es) and number of shares and price per share of stock of those subject Shares in such manner as the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to Grantee; provided, however, that no such adjustment shall cause the Company to issue a fractional share.  Such adjustments shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a transaction not involving the receipt of consideration by the Company.)

(b) Sale of the Company.  In the event of a dissolution, liquidation or sale of all or substantially all of the assets of the Company, or a transaction following which the Company is not the surviving corporation in any merger, consolidation, or reorganization (a "Control Change"), then all or a portion of the number of the Shares eligible to be delivered pursuant to this Agreement shall be delivered in accordance with the following:

(i) If the Control Change occurs on or prior to the first anniversary of the Grant Date and this Agreement is not assumed, converted, or replaced by the continuing entity, Grantee shall be paid immediately before the Control Change a number of Shares equal to that number of Shares Grantee would have been paid if each of the Performance Goals was achieved at the "Target" level.

(ii) If the Control Change occurs after the first anniversary of the Grant Date and this Agreement is not assumed, converted, or replaced by the continuing entity, Grantee shall be paid immediately before the Control Change a number of Shares based on the actual performance of the Company as if the Performance Period ended on December 31 immediately preceding the date, on which the Control Change occurs, with appropriate adjustments, if necessary to reflect such shortened Performance Period.

(iii) If the Control Change occurs on or before the first anniversary of the Grant Date and this Agreement is assumed by the continuing entity, Grantee shall be paid at the end of the Performance Period the same number of Shares Grantee would have been paid if each of the Performance Goals was achieved at the "Target" level, subject to Grantee's Continuous Status as an Employee, Director or Consultant through the end of the Performance Period.

(iv) If the Control Change occurs after the first anniversary of the Grant Date and this Agreement is assumed by the continuing entity, Grantee shall be paid at the end of the Performance Period the same number of Shares based on the actual performance of the Company as if the Performance Period ended on December 31 immediately preceding the date on which the Control Change occurs, subject to Grantee's Continuous Status as an Employee, Director or Consultant through the end of the Performance Period with appropriate adjustments, if necessary, to reflect such shortened Performance Period.

Notwithstanding the provisions of clause (iii) and (iv) to the contrary, if, during the remaining portion of the applicable Performance Period for the applicable award and following the Control Change, (A) Grantee's Continuous Status as an Employee, Director or Consultant is terminated by the Company other than for cause or, (B) if Grantee is a participant in an arrangement or covered by an employment agreement that provides for certain rights upon Grantee's resignation with "good reason" and Grantee resigns for such a "good reason", then, to the extent not then-vested, Grantee shall be paid upon his or her termination of employment the number of Shares that would have been paid under (iii) or (iv) as applicable.

If this Agreement is assumed in connection with a Control Change transaction, then the Board shall equitably and proportionately adjust the number of Shares and the kind of Shares or securities covered by this Agreement immediately after such transaction solely as necessary to preserve (but not increase) the level of incentives intended by this Agreement.

This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

(c) Dividend Shares.  Provided this Agreement has not otherwise been terminated or any of Grantee's rights to receive Shares have not been forfeited, Grantee shall be entitled to receive dividend equivalent accruals on the Shares for any cash dividends declared before any Shares are paid under this Agreement.  At the end of the Performance Period or at any other time Grantee becomes entitled to receive the payment of Shares hereunder, Grantee shall receive an additional number of Shares ("Dividend Shares") determined as follows: (1) as of each date (the "Dividend Payment Date") that the Company would otherwise pay a declared cash dividend on the total number of Shares set forth in Section 1 if such Shares were outstanding, the Company will credit a number of Dividend Shares to a notional account established for the benefit of Grantee.  The number of Dividend Shares so credited will be calculated by dividing the amount of such hypothetical cash dividend payment by the Fair Market Value of the Company's common stock on the Dividend Payment Date (rounded down to the nearest whole Dividend Share); and (2) on the date some or all of the Shares are paid under this Agreement, the total number of Dividend Shares credited to Grantee's notional account will be converted into an equivalent number of Shares and paid to Grantee.

(d) No Rights as a Stockholder.  Each Share potentially eligible to be delivered pursuant to this Agreement is not considered issued or outstanding until an actual delivery of the Share has been made.  Accordingly, until such Share has been delivered to Grantee pursuant to the terms of this Agreement, Grantee shall have no rights and privileges as a stockholder of the Company with respect to such Share, including no right to vote or receive dividends paid on any Shares.  Notwithstanding the foregoing sentence, Grantee is entitled to receive Dividend Shares as provided above in Section 4(c).

(e) No Rights to Continued Relationship.  Grantee's right to receive any Shares under this Agreement shall not confer upon Grantee any right with respect to continuance of employment by the Company or by an Affiliate, nor shall it interfere in any way with the right of his or her employer to terminate his or her employment at any time.

Grantee's right to receive any Shares hereunder shall not confer upon Grantee any right with respect to continuance of a directorship of the Company or of an Affiliate, nor shall it interfere in any way with the right of the stockholders to remove him or her as a director at any time.

Grantee's right to receive any Shares hereunder shall not confer upon Grantee any right with respect to continuance of any consulting arrangement with the Company or any Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate, as the case may be, to terminate any such arrangement.

(f) Compliance with Other Laws and Regulations.  This Agreement and the obligation of the Company to sell and deliver Shares hereunder, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any government or regulatory agency as may be required.  The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under any federal or state law, or any rule or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable; provided, however, the Company shall use reasonable efforts to cause such issuance or delivery to comply with all such laws and rules as promptly as practicable.

To the extent applicable, it is intended that this Agreement and the Plan either be exempt from or comply with the provisions of Section 409A of the Code.  This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee).

(g) Withholding Taxes. Grantee agrees to make appropriate arrangements with the Company or Affiliate, as the case may be, for the satisfaction of all federal, state and local income and employment tax withholding requirements applicable to the delivery of any Shares. No certificates representing Shares will be delivered until Grantee has made acceptable arrangements for these withholding requirements. Unless denied by the Committee, the Grantee may elect to pay tax withholding by electing to transfer to the Company, or have withheld from any Shares otherwise eligible to be delivered under this Agreement, Shares having a value equal to the amount to be withheld for tax purposes under federal, state or local law as may be elected by Grantee. The value of Shares to be transferred to the Company shall be the fair market value of the Shares on the date that the amount of tax to be withheld is to be determined (the "Tax Date"), as determined by the Company; provided, however, in no event shall the amount withheld exceed the sum of (i) the product of the amount of ordinary income recognized in connection with the delivery of the Shares and the Grantee's highest marginal income tax rate, and (ii) the Grantee's FICA tax liability in connection with the delivery of the Shares.  Any such elections by Grantee to have Shares withheld for this purpose will be subject to the following restrictions:

(i) All elections must be made prior to the Tax Date;

(ii) All elections shall be irrevocable; and

(iii) If Grantee is an officer or director of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 ("Section 16"), Grantee must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Common Stock to satisfy such tax withholding.

5. Investment Representation.  The Company may require that Grantee furnish to the Company, as a condition of acquiring stock hereunder, (a) written assurances satisfactory to the Company, or counsel for the Company, as to Grantee's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company, or counsel for the Company, who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Shares; and (b) written assurances satisfactory to the Company, or counsel for the Company, stating that Grantee is acquiring the stock for Grantee's own account and not with any present intention of selling or otherwise distributing the stock.  The Company may (a) restrict the transferability of the stock and require a legend to be endorsed on the certificates representing such stock, as appropriate to reflect resale restrictions, if any, imposed by the Board or as appropriate to comply with any applicable state or federal securities laws, rules or regulations; and (b) condition the issuance and delivery of stock upon the listing, registration or qualification of such stock upon a securities exchange or quotation system or under applicable securities laws.  The Company will use reasonable efforts to cause such issuance and delivery to be in compliance with all applicable listing, registration or qualification requirements or applicable exception therefrom as promptly as practicable following Grantee's entitlement to the shares.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (a) the issuance of stock has been registered under a then currently effective registration statement under the Securities Act, or (b) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.

6. Grantee Bound by the Plan.  Grantee agrees to be bound by all the terms and provisions of the Plan.  To the extent that the terms of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall govern.  The captions used in this Agreement, and the Plan are inserted for convenience and shall not be deemed a part of the Agreement for construction or interpretation.

7. Governing Law.  This Agreement and the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles.

8. Notices.  Any notice to the Company or the Board that is required to be made under the terms of the Agreement or under the terms of the Plan shall be addressed to the Company in care of its Compensation Committee Chairman at 25501 West Valley Parkway, Suite 300, Olathe, Kansas 66061 with a copy to its General Counsel at the same address.  Any notice that is required to be made to Grantee under the terms of the Agreement or under the terms of the Plan shall be addressed to him or her at the address indicated below:

unless Grantee notifies the Company of his or her address change in writing as provided in this Section 8 in which case the notice shall be addressed to Grantee at his or her new address.  A notice under this Section 8 shall be deemed to have been given or delivered upon personal delivery or upon deposit in the United States mail, by registered or certified mail, postage prepaid and properly addressed as provided in this Section 8.

This Agreement has been executed and delivered by the parties hereto effective date above written.

NIC INC.

By:
Name:
Title:

GRANTEE

Exhibit A

Performance Goals

The total number of Shares granted under this Award that will ultimately be delivered to Grantee based on the achievement of the established performance goals will depend on the Company's consolidated financial performance with respect to each of the following three measures for the Performance Period:

●	Operating income growth (three-year compound annual growth rate, or CAGR) – [__%] weighting

●	Total revenue growth (three-year CAGR) – [__%] weighting

●	Return on invested capital (three-year average) – excluding taxes paid – [__%] weighting

Each of these metrics is defined as follows:

The definition of Operating Income is consistent with that term defined in generally accepted accounting principles and will be derived from the face of the consolidated statements of income included in the Company’s Annual Reports on Form 10-K for the respective fiscal years.

The definition of Total Revenue is consistent with that term defined in generally accepted accounting principles and will be derived directly from the face of the consolidated statements of income included in the Company’s Annual Reports on Form 10-K for the respective fiscal years.

Return on Invested Capital is defined as consolidated earnings before interest and taxes (EBIT) multiplied by the difference between one (1) minus the Company’s effective tax rate for the year, the product of which is divided by the difference between the average of total assets as of the beginning and end of the year and the average of total liabilities as of the beginning and end of the year.  Consolidated EBIT will be derived from the face of the consolidated income statements included in the Company’s Annual Reports on Form 10-K for the respective fiscal years.  Total assets and non-interest bearing liabilities will be derived from the face of the consolidated balance sheets included in the Company’s Annual Reports on Form 10-K for the respective fiscal years.

Calculation of Deliverable Shares

At the end of the Performance Period, the Company will deliver a number of Shares based on a pre-defined schedule of Threshold, Target and Superior Company performance.  The Threshold, Target and Superior Performance Goals for each of the three measures above have been established by the Committee and are set forth in the table immediately below.

Performance Goals
	Threshold	Target	Superior
Operating income growth (3-year CAGR)	[__%]	[__%]	[__%]

Total revenue growth (3-year CAGR)	[__%]	[__%]	[__%]

Return on invested capital (3-year average)	[__%]	[__%]	[__%]

The total number of Shares granted in Section 1 of this Agreement was determined based on the quotient of [___%] of the Grantee's base salary (on the Grant Date) divided by the market value of one Share on the Grant Date.  Accordingly, only if all Performance Goals are achieved at the Superior level will the total number of Shares be delivered.

If less than Superior performance is obtained for each of the three Performance Goals, then the number of Shares to be delivered at the end of the Performance Period will be the quotient obtained by dividing (a) the product of (1) the Grantee's base salary as of the Grant Date times (2) the weighted percentages of [__%], [___%] or [___%] for Company performance at Threshold, Target or Superior levels, respectively by (b) the fair market value of one Share on the Grant Date.  For each performance measure, the weighted percentage will be 0% if Threshold performance is not achieved for that Performance Goal, and no additional shares will be awarded for performance in excess of the Superior level.  For amounts between the Threshold and Target levels or between the Target and Superior levels, straight line interpolation, rounded up to the next whole share, will be used to determine the number of Shares that is to be delivered.  However, the overall maximum number of Shares to be delivered at the end of the Performance Period will be the quotient obtained by dividing (a) the product of (1) the Grantee's base salary as of the Grant Date times (2) [___%] ([X] times Target) by (b) the fair market value of one Share on the Grant Date, rounded up to the next whole share.